Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter Results

NEWARK, NJ — August 9, 2012:  Genie Energy Ltd., (NYSE: GNE) reported a second quarter 2012 net loss of $3.3 million ($0.15 loss per diluted share) for the three month period ended June 30, 2012.

HIGHLIGHTS

●	IDT Energy added 20,000 net new meters during 2Q12

●	Revenues of $42.8 million - a 10.6% increase compared to 2Q11

●	Gross profit of $11.6 million – an 18.7% increase compared to 2Q11

●	SG&A expenses of $13.0 million - a 54.2% increase compared to 2Q11 reflecting significant additional gross customer acquisition costs

●	Loss from operations of $5.0 million – compared to an operating loss of $2.6 million in 2Q11

●	Loss per diluted share of $0.15 - compared to a loss of $0.11 in 2Q11

●	Net cash provided by operating activities of $0.1 million – compared to $5.4 million in 2Q11

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “Genie’s retail energy provider business, IDT Energy, continued to rapidly expand its customer base.  At Genie Oil and Gas, the AMSO pilot test has been delayed to improve the expected reliability of the underground heater by addressing issues identified in the commissioning process earlier this year.”

Geoff Rochwarger, Vice Chairman of Genie Energy and CEO of IDT Energy, said, “The second quarter is a shoulder period between the peak heating and cooling seasons and typically generates our lowest revenues and profits of the year.  Nevertheless, IDT Energy continued to benefit from our growing customer base with increased revenue and gross profit compared to the year ago quarter.  We also again invested heavily in customer acquisitions - adding 20,000 net new meters.  Following the close of the quarter, we began operations in our fourth state, Maryland.”

EXCHANGE OFFER

On August 2, 2012, Genie initiated an offer to exchange up to 8,750,000 outstanding shares of its Class B Common Stock for the same number of shares of a new series of preferred stock.  The preferred stock will have a liquidation preference of $8.50 per share, and dividend rights that are senior to dividends on the common stock, in an annual amount of $0.6375 per share, plus the potential for an increase in the dividend related to the performance of Genie’s retail energy provider business.  The preferred stock will be redeemable by Genie after four years at a premium and after five years at the liquidation preference plus accrued dividends.

The exchange offer is made upon the terms and conditions set forth in the Offer to Exchange filed with the Securities and Exchange Commission on August 2, 2012. The offer will expire at 5:00 p.m. EST, on Wednesday, September 5, 2012, unless extended by Genie.

DIVIDEND

Genie will pay a cash dividend of $0.05 per share on August 28, 2012 to stockholders of Class A and Class B Common stock as of the record date, August 20, 2012.  The ex-dividend date will be August 16, 2012.  Genie anticipates that following the payment of this dividend, dividends on the common stock will be suspended indefinitely in connection with the exchange offer and the issuance of the new preferred stock. For tax purposes, the $0.05 per share payment will be treated as a return of capital and not as a dividend.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of June 30, 2012, Genie Energy had $144.7 million in total assets including $98.6 million in cash, cash equivalents, restricted cash and marketable securities.  Genie Energy’s liabilities totaled $27.4 million, with no long term debt outstanding.

Net cash provided by operating activities was $0.1 million during 2Q12, compared to $5.4 million during 2Q11.

GENIE ENERGY CONSOLIDATED RESULTS

$ in millions, except EPS	2Q12	2Q11	YoY Change (%/$)
Revenues	$42.8	$38.7	+10.6%
Gross profit	$11.6	$9.8	+18.7%
Gross margin percentage	27.2%	25.4%	+180 basis points
SG&A expense	$13.0	$8.4	+54.2%
Research and development expense	$2.8	$1.8	+51.9%
Equity in the net loss of AMSO, LLC	$0.9	$2.2	$(1.3)
EBITDA* and income (loss) from operations	$(5.0)	$(2.6)	$(2.4)
Net income (loss) attributable to Genie	$(3.3)	$(2.3)	$(1.0)
Diluted income (loss) per share attributable to Genie	$(0.15)	$(0.11)	$(0.04)
Net cash provided by operating activities	$0.1	$5.4	$(5.3)

*EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation.  It is one of several key metrics used by management to evaluate the operating performance of Genie Energy and its individual business units.

Genie Energy’s revenues, direct costs of revenues, and gross profit are generated entirely by its retail energy provider business.  Please see the results of the retail energy provider segment, IDT Energy, below.

SG&A expenses increased 54.2% year over year to $13.0 million in 2Q12.  The increase primarily reflects both increased customer acquisition costs and related marketing expense at IDT Energy, and the incremental expenses associated with being a separate public company following Genie’s spin-off from IDT Corporation (NYSE: IDT) in October 2011.

Research and development expense during 2Q12, all of which was incurred by Genie Oil and Gas, was $2.8 million, a 51.9% increase year over year.  The increase was primarily due to increased design and engineering expenses related to preparations for IEI’s pilot test and increases in spending related to our global exploration and technology development activities.

Genie Energy generated negative EBITDA of $5.0 million in 2Q12, compared to a negative EBITDA of $2.6 million in 2Q11. EBITDA was adversely impacted by the continued investment in new customer acquisitions at IDT Energy and the increase in GOGAS’ research and development expense, partially offset by the increase in gross profit at IDT Energy.

Interest expenses and financing fees, net, were $0.6 million in 2Q12, primarily reflecting the volumetric financing fees charged by IDT Energy’s preferred supplier.  The benefit from income taxes was $1.9 million in 2Q12.

The net loss attributable to Genie Energy was $3.3 million ($0.15 loss per diluted share) in 2Q12 compared to a loss of $2.3 million ($0.11 loss per diluted share) in the year ago period.

RESULTS BY SEGMENT

IDT Energy

$ in millions	2Q12	1Q12	2Q11	YoY Change (%/$)
Total revenAues	$42.8	$57.5	$38.7	+10.6%
Electric revenues	$35.4	$31.7	$28.6	+23.7%
Gas revenues	$7.4	$25.8	$10.1	(26.4)%
Gross profit	$11.6	$18.0	$9.8	+18.7%
Gross margin percentage	27.2%	31.4%	25.4%	+180 basis points
SG&A expense	$10.6	$10.7	$7.9	+33.6%
EBITDA and income from operations	$1.1	$7.4	$1.9	(43.9)%

During 2Q12 IDT Energy entered an additional electric territory in Pennsylvania, West Penn Power, with an addressable market of approximately seven hundred thousand meters, and now offers electric service in substantially all of Pennsylvania.

At June 30, 2012, IDT Energy had approximately 495,000 meters enrolled, an increase of 25% year over year. Net of churn, IDT Energy enrolled 20,000 meters in 2Q12 compared to 19,000 in 2Q11 and 37,000 in 1Q12. Comparable period gross additions were 101,000 in 2Q12 compared to 69,000 in 2Q11 and 108,000 in 1Q12.

Meters at end of Quarter (in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Quarter	2Q12	1Q12	4Q11	3Q11	2Q11
Electricity meters	313	289	254	247	224
Natural gas meters	182	186	184	183	172
Total	495	475	438	430	396

Average monthly churn was 6.6% in the three months ended June 30, 2012, compared to 5.2% in 2Q11 and 6.4% in 1Q12.  IDT Energy’s rebate programs keyed to new customer acquisition and retention have dampened the impact of key drivers of churn - accelerated customer acquisition in recent quarters and intensified competition in some utility territories - resulting in relatively stable churn rates throughout the first half of 2012.

IDT Energy’s residential customer equivalents (RCE’s) increased 25% to 292,000 at June 30, 2012 compared to 234,000 a year earlier.

RCEs at end of Quarter (in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Quarter	2Q12	1Q12	4Q11	3Q11	2Q11
Electricity RCEs	204	176	153	142	135
Natural gas RCEs	88	82	95	100	99
Total	292	258	248	242	234

Electric RCEs increased 52% to 204,000 at June 30, 2012 compared to the year ago level reflecting new meter acquisitions and increasing average consumption per meter as IDT Energy added higher consumption electric meters predominantly in Pennsylvania.

Natural gas RCEs decreased 11% year over year to 88,000.  The decline in gas RCEs primarily reflects the unseasonably mild winter’s impact on the 12 month gas consumption histories that are the basis for calculating any meter portfolio’s RCEs.

IDT Energy’s revenues during the first quarter of 2012 increased 10.6% to $42.8 million from $38.7 million in the year ago quarter.

Electric revenues increased 23.7% to $35.4 million, reflecting a 70.4% year over year increase in kWh sold to IDT Energy’s growing customer base.  The increase in kWh sold more than offset a significant decline in average revenue per kWh of electricity sold reflecting lower market rates for electricity compared to the same period a year ago.  Market rates for electricity have stabilized recently, and revenue per kWh decreased by just 1% compared to the sequential quarter.

Natural gas revenues were $7.4 million during 2Q12, a 26.4% decrease compared to 2Q11.  Average revenue per therm sold decreased 25.1% compared to the year ago quarter, as market rates for natural gas fell sharply. In addition, therms sold declined 1.7% reflecting lower consumption per meter which more than offset the modest increase in gas meters.

Gross profit increased to $11.6 million in 2Q12 compared to $9.8 million in 2Q11.

Gross margin during 2Q12 was 27.2%, a 180 basis point increase year over year as an increase in the gross margin for gas sales more than compensated for a decline in the gross margin of electric sales.  For electric sales, IDT Energy’s significant increase in kWh sold more than compensated for a decline in margin per kWh sold. Average sales per kWh declined more rapidly than the underlying commodity cost reflecting the impact of discounts and promotions rates for new customers as well as intensifying competition in some utility territories.

IDT Energy’s SG&A expense during 2Q12 was $10.6 million, a 33.6% increase year over year, but a slight decrease of 0.7% sequentially.  The $2.7 million year over year increase was due predominantly to increased customer acquisition costs.  Customer acquisition costs increased as a result of accelerated gross meter additions (32,000 more gross meter adds in 2Q12 compared to 2Q11) and higher per meter acquisition costs.  Non-cash employee compensation expense accounted for a significant portion of the remaining SG&A increase.

IDT Energy generated $1.1 million in EBITDA and income from operations during 2Q12, a $0.8 million decrease year over year.  The reduction was substantially the result of increased customer acquisition expenses partially offset by increases in revenue and gross profit.

Genie Oil and Gas (GOGAS)

GOGAS generates no revenue.  GOGAS operating expenses consist primarily of research and development expenses incurred by Israel Energy Initiatives, Ltd. (IEI), and by its global resource exploration, intellectual property development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

During 2Q12, GOGAS reported $3.0 million of combined R&D and G&A expenses, a 32.8% increase compared to the year ago quarter reflecting an increase in R&D investment at IEI and in global exploration and business development efforts.  Equity in the net loss of AMSO was $0.9 million in 2Q12 compared to $2.2 million in the year ago quarter reflecting the lower levels of spending associated with the completion of pilot plant construction. GOGAS’ loss from operations was $3.9 million for 2Q12 compared to $4.4 million in 2Q11.

IEI holds an exclusive Oil Shale Exploration and Production license covering 238 square kilometers in the Shfela basin region in Israel.

During 2Q12, the government of Israel promulgated new regulations pursuant to Section 47 of its Petroleum Law.  The regulations clarify the regulatory process for oil and gas exploration including the processes for permitting construction of surface facilities and drilling. IEI is preparing key pilot test permit applications consistent with the new regulations.  The permits must be obtained before pilot test construction can begin, and they are not likely to be issued before early next year.  In the interim, IEI continues to perform resource appraisal work as well as key design and engineering functions necessary for the construction of test facilities.  IEI has been named as one of several defendants in litigation before the Supreme Court of Israel seeking to overturn the revised regulations.  The Court, however, rejected the petitioner’s request for an injunction, and the responses are due in September

AMSO, LLC is a joint venture oil shale exploration and production initiative with Total, S.A. operating pursuant to a federal Research, Development and Demonstration lease on federal lands in Colorado.

Over the past two years, AMSO, LLC has constructed a pilot facility designed to validate key characteristics of its in-situ oil shale recovery process and has received all permits required for pilot test operations. In January 2012, AMSO, LLC initiated a fully integrated commissioning test of the above and below ground pilot test facilities to determine their readiness for operations.

The manufacturer of the underground heater is currently modifying its equipment to address issues that arose during the pilot test commissioning process and which were confirmed during subsequent factory acceptance testing.  The modifications and improvements are intended to enhance the expected reliability of the heater during the pilot test and could be completed as early as this fall.

Either before or after the pilot test is launched, additional heater modifications may be required.  AMSO, LLC may also encounter additional technical delays before operating the pilot on a sustained basis.  Equipment modifications and technical issues are common in projects of the complexity and scope of the AMSO, LLC pilot test, particularly given the extent to which new concepts and applications are incorporated into the pilot test's design.

SUMMARY OF RECENT RESULTS

Genie Energy Ltd.	2Q11	3Q11	4Q11	1Q12	2Q12
Consolidated Results by Quarter	Jun-11	Sep-11	Dec-11	Mar-12	Jun-12
(in millions -columns may not foot due to rounding)
Revenues
Electricity	$28.6	$50.7	$23.6	$31.7	$35.4
Gas	10.1	5.4	16.0	25.8	7.4
Total Revenues	38.7	56.1	39.7	57.5	42.8
Direct Costs
Electricity	20.7	31.6	16.0	20.1	25.9
Gas	8.2	4.4	14.1	19.3	5.3
Total Direct Costs	28.9	35.9	30.1	39.5	31.2
Gross Profit
Electricity	7.9	19.1	7.6	11.6	9.5
Gas	1.9	1.0	1.9	6.5	2.2
Total Gross Profit	9.8	20.2	9.5	18.0	11.6
Total SG&A Expenses	8.4	14.7	9.6	12.4	13.0
Research and Development	1.8	1.7	1.6	2.1	2.8
Equity in the Loss of AMSO, LLC	2.2	1.6	1.2	0.8	0.9
EBITDA and Income (Loss) from operations	(2.6)	2.2	(2.9)	2.7	(5.0)

In connection with the change in Genie Energy’s fiscal year to a calendar year, historical unaudited results were recast to conform to the calendar quarter reporting periods. Unaudited financial data is preliminary and subject to adjustment.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern on August 9th to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial toll-free 1-877-317-6789 or 1-412-317-6789 (international) and request the Genie Energy call.  In a change from previous periods, the company will not provide a simultaneous webcast.

An audio file of the call in MP3 format replay will be available approximately one hour after the call concludes on the “Investors” section of the Genie Energy website www.genie.com/investors.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shale and other unconventional fuel resources.  GOGAS resource development projects include oil shale initiatives in Colorado and Israel.  For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2012	December 31, 2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$81,296	$102,220
Restricted cash	10,329	591
Marketable securities	6,936	—
Trade accounts receivable, net of allowance for doubtful accounts of $130 at June 30, 2012 and December 31, 2011	26,831	23,959
Inventory	1,695	4,067
Prepaid expenses	1,850	3,953
Deferred income tax assets—current portion	4,409	3,081
Other current assets	944	1,626

Total current assets	134,290	139,497
Property, plant and equipment, net	445	446
Goodwill	3,663	3,663
Deferred income tax assets—long-term portion	1,819	2,026
Other assets	4,499	2,309

Total assets	$144,716	$147,941

Liabilities and equity
Current liabilities:
Trade accounts payable	$14,100	$12,929
Accrued expenses	10,568	9,152
Income taxes payable	2,214	2,624
Dividends payable	—	1,148
Due to IDT Corporation	454	757
Other current liabilities	54	1,032

Total current liabilities	27,390	27,642
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2012 and December 31, 2011	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 21,432 and 21,382 shares issued and 21,416 and 21,382 shares outstanding at June 30, 2012 and December 31, 2011, respectively	214	214
Additional paid-in capital	93,450	92,321
Treasury stock, at cost, consisting of 16 and nil shares of Class B common stock at June 30, 2012 and December 31, 2011, respectively	(133)	—
Accumulated other comprehensive loss	(188)	(137)
Retained earnings	30,368	34,924

Total Genie Energy Ltd. stockholders’ equity	123,727	127,338
Noncontrolling interests:
Noncontrolling interests	(5,401)	(6,039)
Receivable for issuance of equity	(1,000)	(1,000)

Total noncontrolling interests	(6,401)	(7,039)

Total equity	117,326	120,299

Total liabilities and equity	$144,716	$147,941

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share data)
Revenues	$42,826	$38,716	$100,331	$102,142
Direct cost of revenues	(31,178)	(28,902)	(70,651)	(75,163)

Gross profit	11,648	9,814	29,680	26,979
Operating expenses and losses:
Selling, general and administrative (i)	12,965	8,411	25,372	16,132
Research and development	2,784	1,833	4,877	4,133
Equity in the net loss of AMSO, LLC	905	2,180	1,744	2,849

(Loss) income from operations	(5,006)	(2,610)	(2,313)	3,865
Interest expense and financing fees, net	(566)	(441)	(1,251)	(977)
Other (expense) income, net	(75)	66	(89)	295

(Loss) income before income taxes	(5,647)	(2,985)	(3,653)	3,183
Benefit from (provision for) income taxes	1,933	(1,187)	1,142	(4,975)

Net loss	(3,714)	(4,172)	(2,511)	(1,792)
Net loss (income) attributable to noncontrolling interests	462	1,842	(137)	2,205
Net (loss) income attributable to Genie Energy Ltd.	$(3,252)	$(2,330)	$(2,648)	$413

(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.15)	$(0.11)	$(0.13)	$0.02

Diluted	$(0.15)	$(0.11)	$(0.13)	$0.02

Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	21,037	20,365	21,018	20,365

Diluted	21,037	20,365	21,018	22,342

Dividends declared per common share	$0.05	$—	$0.083	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$958	$(314)	$1,641	$(117)

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2012	2011
	(in thousands)

Operating activities
Net loss	$(2,511)	$(1,792)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	52	10
Deferred income taxes	(1,121)	(384)
Stock-based compensation	1,641	(117)
Equity in the net loss of AMSO, LLC	1,744	2,849
Change in assets and liabilities:
Trade accounts receivable	(2,799)	3,457
Inventory	2,372	1,469
Prepaid expenses	2,103	443
Other current assets and other assets	(957)	(221)
Trade accounts payable, accrued expenses and other current liabilities	1,773	549
Due to IDT Corporation	(303)	—
Income taxes payable	(410)	950

Net cash provided by operating activities	1,584	7,213
Investing activities
Capital expenditures	(49)	(93)
Capital contributions to AMSO, LLC	(2,048)	(1,428)
Changes in restricted cash	(9,738)	408
Issuance of note receivable	(550)	—
Purchases of marketable securities	(6,930)	—

Net cash used in investing activities	(19,315)	(1,113)
Financing activities
Funding provided by IDT Corporation, net	—	3,507
Dividends paid	(3,056)	—
Proceeds from exercise of stock options	5	—
Repurchases of Class B common stock from employees	(133)	—
Repurchase of noncontrolling interests	—	(1,528)

Net cash (used in) provided by financing activities	(3,184)	1,979
Effect of exchange rate changes on cash and cash equivalents	(9)	—

Net (decrease) increase in cash and cash equivalents	(20,924)	8,079
Cash and cash equivalents at beginning of period	102,220	30,780

Cash and cash equivalents at end of period	$81,296	$38,859